Exhibit 99.J1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 22, 2007, relating to the financial statements and financial highlights which appears in the March 31, 2007 Annual Report to Shareholders of Managers Short Duration Government Fund and Managers Intermediate Duration Government Fund, each a series of Managers Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 27, 2007